Exhibit 99.1

For Immediate Release

MFA Financial, Inc. Announces Redemption of All Outstanding 8.00% Senior Notes due 2042

NEW YORK, December 22, 2020 /PRNewsire/ — MFA Financial, Inc. (NYSE: MFA) (the “Company”), today announced that it has issued a notice of redemption (the “Redemption”) for all $100,000,000 aggregate principal amount of its outstanding 8.00% Senior Notes due 2042 (CUSIP No. 55272X 300) (the “Senior Notes”) on January 6, 2021 (the “Redemption Date”). The Senior Notes will be redeemed at a price equal to 100% of the principal amount of the Senior Notes, or $25 per $25 principal amount of the Senior Notes, plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

Questions relating to the Redemption should be directed to the Depository Trust & Clearing Corporation at 1-888-382-2721.

About MFA Financial, Inc.

MFA Financial, Inc. is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential whole loans and residential mortgage-backed securities.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	InvestorRelations@mfafinancial.com
MFA Investor Relations
212-207-6488